Exhibit 2.1

STOCK EXCHANGE & ACQUISITION AGREEMENT

STOCK EXCHANGE AGREEMENT (hereinafter sometimes referred to as the “Agreement”) dated as of September 12, 2002 by and among Real Time Cars, Inc, a corporation organized under the laws of the State of Nevada (“RTCI”) and SiteWorks Inc (SRKS ) a corporation organized under the laws of the State of Florida (“SRKS”)

W I T N E S S E T H

 WHEREAS, immediately prior to the date hereof, SRKS has authorized 20,000,000 common shares and 500,000 preffereed shares with 100 common shares issued and outstanding; and

WHEREAS, RTCI desires to acquire all of the validly issued and outstanding shares  of SiteWorks Inc; (collectively referred to as the “SRKS” Common Stock”), in exchange for an aggregate of all (100%) 12,000,000 shares and 500.000 prefeered shares in issued securities of RTCI ’s Common Stock (the “RTCI” Common Stock”), and

WHEREAS, SRKS desires to be acquired by RTCI in a combination as herein set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto do hereby agree as follows:

ARTICLE I
EXCHANGE OF SECURITIES

1.1 Issuance of Shares. Subject to all the terms and conditions of this Agreement, SRKS agrees to exchange all fully paid and nonassessable shares of its Common Stock for all of the RTCI Shares, held by the RTCI Shareholders. The SRKS Common Stock will be issued directly to the RTCI Shareholders in a timely many after the effective date of the Closing.

1.2 Exemption from Registration. The parties hereto hereby agree that SRKS Common Stock to be issued by SRKS to the RTCI Shareholders shall be restricted pursuant to Rule 144 and exempt from the registration requirements of the Securities Act of 1933, as amended (the"Act"), and pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder. However SRKS is in the process of registration (pursuant to an SB 2 filing) and when the filing is effective, the shares shall immediately become freely trading and negotiable.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF RTCI

RTCI, jointly and severally, hereby represent and warrant to SRKS each and all of the following:

2.1 Organization and Qualification. RTCI is a corporation duly organized, validly existing and in good standing under the laws of Nevada; has the full corporate power and authority to own or lease its property and carry on its business as now being conducted; and is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its business transacted makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of RTCI (“Material Adverse Effect”).

2.2 Capitalization. The authorized capital stock of RTCI is 500,000 shares ,issued and outstanding and held of record and beneficially by the RTCI Shareholders. All of the outstanding shares of capital stock of RTCI have been duly and validly issued, are fully paid and nonassessable, with no personal liability attaching to the ownership thereof and in each case the issuance thereof was in conformity with all applicable federal and state securities laws.

2.3 Ownership of the Stock and Authority. All the issued and outstanding shares of RTCI held by the RTCI Shareholders are free and clear of all claims, liabilities, liens, pledges, charges, encumbrances or equities of any king. This Agreement constitutes, or when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of each of the RTCI Shareholders, enforceable against each of them in accordance with their respective terms. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, securities or other agreements or commitments obligating RTCI to issue or to transfer from treasury any additional shares of its capital stock of any class.

2.4 Subsidiaries. As of the date of this Agreement, RTCI has no subsidiaries,.
RTCI does not own any interest in any other enterprise (whether or not such enterprise is a corporation).

2.5  Financial Statements. At or prior to the Closing, and attached as Exhibit 2.5 hereof, SRKS shall be furnished with an audited financial statements of RTCI (the “Financial Statements”), which shall present fairly, in all material respects, the financial condition of RTCI as at the date reflected therein and for the period then ending. There shall be no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Financial Statements or otherwise reflected herein.

2.6 Litigation. There is no litigation, legal or administrative proceeding, investigation or other action or proceeding of any nature pending or, to the knowledge of RTCI, threatened against or affecting RTCI, directly or indirectly in any way.

2.7 Certain Agreements. RTCI is not in default of any contract, agreement, undertaking or arrangement to which it is bound whereby such default could be reasonably expected to have a Material Adverse Effect.

2.8 Directors and Officers. Exhibit 2.8 to this Agreement, the text of which is hereby incorporated herein by reference, contains the names and titles of all directors and officers of RTCI as of the date of this Agreement.

2.9 Absence of Changes. Since the date of the balance sheet included in Exhibit 2.5, there has not been any change in the financial condition or operations of RTCI except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

2.10 Absence of Undisclosed Liabilities. Except as reflected in the Financial Statements or as otherwise reflected herein, RTCI shall have, as of the date thereof, no material liability or financial obligation, secured or unsecured, whether accrued, absolute, contingent or otherwise.

2.11 Tax Returns. Except as described in Exhibit 2.11 hereto, RTCI, within the times and in the manner prescribed by law, has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in the balance sheet included in Exhibit 2.5 are adequate and any and all federal, state, county and local taxes for the year ending on the date of that balance sheet and for all prior years, whether or not disputed. There are no present disputes as to taxes of any nature payable by RTCI.

2.12 Patents, Trademarksand Service Marks. Schedule 2.12 lists all patents, trade names, trademarks and service marks, all patent, trademark and service mark registrations or applications, both domestic and foreign, presently owned, used or held by RTCI and all copyrights and copyright and registrations, domestic and foreign, relating to materials or services sold, provided, leased or licensed by RTCI in the course of its business, all of which are collectively referred as the "Proprietary Rights". Schedule 2.12 also lists all licenses, if any, granted by or to RTCI. Except as set forth in Schedule 2.12., RTCI has not granted to any person, firm or corporation, any right, license or privilege in any of the Proprietary Rights or know-how used in the business of RTCI nor have such Proprietary Rights or know-how been revealed to any persons other than its employees, customers and consultants. No Proprietary Rights or applications or grants of licenses, set forth in Schedule 2.12, are subject to any pending or threatened challenge, except as indicated in Schedule 2.12. RTCI possesses all rights necessary to continue to conduct its business, and to utilize the processes and market its products and services heretofore, utilized and marketed in the conduct of such business, without payment of any royalties, fees or other consideration, except as disclosed in Schedule 2.12. Each of the representations and warranties made by B.J. in the Technology Agreement is true and correct in all material respects.

2.13 Insurance Policies. Exhibit 2.13 to this Agreement, the text of which is hereby incorporated herein by reference, is a description of all insurance policies held by RTCI concerning its business and properties, all of which such policies are in full force and effect with all premiums due thereon, having been paid. All of these policies are in the respective amounts set forth in Exhibit 2.13.

2.14 Compliance with Laws. RTCI has complied with, and is not in violation of any applicable federal, state or local statutes, laws and regulations (including, without limitation, any building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business.

2.15 Authority. The Board of Directors of RTCI has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and RTCI has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of RTCI and is enforceable in accordance with its terms and conditions. Attached hereto as Exhibit 2.15 are such Board Resolutions authorizing the execution of this Agreement.

2.16 Ability to Carry Out Obligations. The execution and delivery of this Agreement by RTCI and the performance by RTCI of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in; (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, article of incorporation, by-laws, or other agreement or instrument to which RTCI is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of RTCI or, (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of RTCI.

2.17 Full Disclosure. None of the representations and warranties made by RTCI , or in any exhibit, certificate or memorandum furnished or to be furnished by RTCI or in its behalf, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.

2.18 Assets. Exhibit 2.18 to this Agreement, the text of which is hereby incorporated herein by reference, is a list, description and approximate value of all of its property, of which RTCI has good and marketable title to, and such property is subject only to liens and encumbrances created by the security agreements and other contracts listed in Exhibit 2.18 hereto.

2.19 Material Contracts. Except as listed in Exhibit 2.19 hereto, and except as otherwise disclosed herein, RTCI has no contracts to which it is a party or by which it is bound.

2.20 Employees. Exhibit 2.20 to this Agreement sets forth information concerning the employees of RTCI, including the names of the executive officers and managers of RTCI, the salaries paid to such persons, the total number of employees of RTCI, and the general policies of RTCI concerning compensation of employees as of date of this Agreement.

2.21 Indemnification. RTCI , jointly and severally, agree to defend and hold SRKS  harmless, and in respect to, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees, that they shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by RTCI and/or the RTCI Shareholders to perform any of their respective representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by RTCI and/or the RTCI Shareholders under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SRKS

SRKS hereby represents and warrants to RTCI and RTCI Shareholders that:

3.1 Organization. SRKS is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, having all necessary corporate powers to own its properties to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

3.2 Capital. The authorized capital stock of SRKS is 200,000,000 shares of Common Stock, $ .001 par value and 500,000 shares of Preferred stock, in one or more series. There are, as of the date of this Agreement, approximately 100 Common Shares issued and outstanding. No shares of the Preferred Stock have been designated or issued. All of the issued and outstanding shares of SRKS  are duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, securities or other agreements or commitments obligating SRKS to issue or to transfer from treasury any additional shares of its capital stock of any class.

3.3 Subsidiaries. SRKS does not have any subsidiaries or own any interest in any other enterprise (whether not such enterprise is a corporation), except as indicated in Exhibit 3.3.

3.4 Directors and Officers. Exhibit 3.4 to this Agreement, the text of which is hereby incorporated herein by reference, contains the names and titles of all directors and officers of SRKS  as of the date of this Agreement.

3.5 Financial Statements. Exhibit 3.5 to this Agreement, the text of which is hereby incorporated herein by reference, includes the audited financial statements of SRKS for the nine months ended September 30, 2003. Such financial have been prepared in accordance with generally accepted accounting principles and practices consistently followed SRKS throughout the period indicated, and correctly sets forth the financial condition of SRKS as of the date thereof and for the period then ended.

3.6 Absence of Changes. Since the date of the balance sheet included in Exhibit 3.5, there has not been any change in financial condition or operations of SRKS except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

3.7 Absence of Undisclosed Liabilities. As of the date the balance sheet, SRKS did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

3.8 Tax Returns. Except as described in Exhibit 3.8 hereto, SRKS , within the times and in the manner prescribed by law, has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in the balance sheet included in Exhibit 3.5 are adequate for any and all federal, state, county and local taxes for the period ending on the date of that balance sheet and all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by SRKS .

3.9 Investigation of Financial Condition. Without, in any manner, reducing or otherwise mitigating the representations contained herein, RTCI and/or its attorneys shall have the opportunity to meet with accountants and attorneys to determine the financial condition of SRKS . SRKS shall make available to RTCI and/or its attorneys, all books and records of SRKS . If the transaction contemplated hereby is not completed, all documents received by RTCI and/or SRKS and/or their attorneys shall be returned to the respective parties and all information so received shall be treated as confidential.

3.10 Patents, Formulas, Trademarks and Service Marks. Schedule 3.10 lists all patents, formulas, trade names, trademarks and service marks, all patent, formulas, trademark and service mark registrations or applications, both domestic and foreign, presently owned, used or held by SRKS  and all copyrights and copyright and registrations, domestic and foreign, relating to materials or services sold, provided, leased or licensed by SRKS in the course of its business, all of which are collectively referred as the "Proprietary Rights". Schedule 3.10 also lists all licenses, if any, granted by or to SRKS . Except as set forth in Schedule 3.10., SRKS has not granted to any person, firm or corporation, any right, license or privilege in any of the Proprietary Rights or know-how used in the business of SRKS nor have such Proprietary Rights or know-how been revealed to any persons other than its employees, customers and consultants.

3.11 Compliance with Laws. SRKS has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business.

3.12 Litigation. Except as described in Exhibit3.12, SRKS is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge, threatened against or affecting SRKS or its business, assets or financial condition. SRKS is not in default with respect to any order, writ, injunction, or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. SRKS is not engaged in any lawsuits to recover moneys due to it.

3.13 Authority. The Board of Directors of SRKS have authorized the execution of this Agreement and the consummation of transactions contemplated herein, and SRKS has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of SRKS and is enforceable in accordance with its terms and conditions.

3.14 Ability to Carry Out Obligations. The execution and delivery of this Agreement by SRKS and the performance by SRKS of its obligations hereunder, in the time and manner contemplated, will not cause, constitute or conflict with or result in; (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-laws, or other agreements or instrument to which SRKS is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of SRKS or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of SRKS .

3.15 Validity of SRKS Shares. The shares of SRKS Common Stock and the SRKS Preferred Stock to be delivered to the RTCI Shareholders pursuant this Agreement, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

3.16 Full Disclosure. None of the representations and warranties made by SRKS herein, or in any exhibit, certificate or memorandum furnished or to be furnished by SRKS or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.

3.17 Assets. SRKS has good and marketable title to all of its property and such property is subject only to liens and encumbrances created by the security agreements and other contracts listed in Exhibit 3.18 hereto.

3.18 Material Contracts. Except as listed in Exhibit 3.18 hereto, and except as otherwise disclosed herein, SRKS has no material contracts to which it is a party or by which it bound.

3.19 Indemnification. SRKS agrees to defend and hold RTCI and the RTCI Shareholders harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees, that they shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by SRKS to perform any of its respective representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by SRKS under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE RTCI SHAREHOLDERS

4.1 Share Ownership. Each RTCI Shareholder holds RTCI Shares, as set forth in Schedule 4.1, hereto. Each RTCI Shareholder thereof owns of record and such RTCI Shares beneficially, and such shares are not subject to any claims, liabilities, liens, charges, encumbrances or equities of any kind. Each RTCI Shareholder holds authority to exchange shares pursuant to this Agreement and the delivery of the RTCI Shares to SRKS at the Closing, will transfer to SRKS valid title thereto, free and clear of all claims, liabilities, liens, pledges, charges, and equities of any kind.

4.2 Investment Intent. Each RTCI Shareholder understands and acknowledges that the shares of SRKS Common Stock are being offered for exchange in reliance upon the exemption provided in 4(2) of the Act for non public offerings; and each RTCI Shareholder makes the following representations and warranties, with the intent that the same may be relied upon in determining suitability of each RTCI Shareholder as a purchaser of the SRKS Common Stock.

(a)  The SRKS Common Stock is being acquired solely for the account of each RTCI Shareholder, for investment purposes only, and not with a view toward, or for sale in connection with, any distribution thereof and with no present intention of distributing reselling any part of the SRKS Common Stock.

(b) Each RTCI Shareholder agrees not to dispose of his SRKS Common Stock or any portion thereof unless and until counsel for SRKS shall have determined that the intended disposition is permissible and does not violate the Act or any applicable state securities laws, or the rules and regulations thereunder.

(c)  Each RTCI Shareholder acknowledges that SRKS has made all documents pertaining to all aspects of the Exchange Offer available to him/her and to his/her qualified representatives, if any, and has offered such person(s) an opportunity to discuss the Exchange Offer with an/the officer(s) of SRKS .

(d)  Each RTCI Shareholder is knowledgeable and experienced in making and evaluating investments of this nature and desires to accept the Exchange Offer on the terms and conditions set forth.

(e)  Each RTCI Shareholder is able to bear the economic risk of an investment, as a result of the Exchange Offer, in the SRKS Common Stock.

(f)  Each RTCI Shareholder understands that an investment in SRKS Common Stock is not liquid, and each RTCI Shareholder has adequate means of providing for current needs and personal contingencies and has no need for liquidity in this investment.

4.3 Indemnification.  Each RTCI Shareholder recognizes that the offer of the SRKS Common Stock to him/her is based upon his/her representations and warranties set forth and contained herein, hereby agrees to indemnify and hold harmless SRKS against all liability, costs or expenses (including reasonable attorney’s) arising as a result of any misrepresentation made herein by each RTCI Shareholder.

4.4 Legend. Each RTCI Shareholder agrees that the certificate evidencing the SRKS Common Stock acquired pursuant this Agreement will have a legend placed thereon stating that the SRKS Common Stock have not been registered under the Act or any state securities laws and setting forth, or referring to the restriction on transferability and sale of the SRKS Common Stock.

ARTICLE V
COVENANTS

5.1 Investigative Rights. As between SRKS and RTCI, from the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party's counsels, accountants, auditors, and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request.

5.2 Conduct of Business. Prior to the Closing, SRKS and RTCI shall conduct their business in the normal course, and shall not sell, pledge, or assign any assets, without the prior approval of the other party, except in the regular course of business. Neither SRKS nor RTCI shall amend their Articles of Incorporation or By-Laws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

ARTICLE VI
-DOCUMENTS

6.1 Preparation. Subsequent to the Closing, SRKS will use its best efforts to file the necessary documents (the “Documents”) with the Securities and Exchange Commission (the "Commission" in order to permit subsequent trading of the SRKS Common Stock on the Bulletin Board. It is understood that such necessary Documents may include one or more of the following documents; Form 10K or Form 10Ksb, Form 10Q or Form 10Qsb, and/or Form 10 or Form 10sb. Each of RTCI’s and SRKS ’s Officers and Directors shall cooperate in the prompt preparation of the necessary Documents, which fully complies with the requirements of the Commission, and shall each use its best efforts to receive and respond to the comments of the Commission. Each of RTCI and SRKS agrees to provide, promptly to the other, such information concerning its business and financial statements and affairs as, in the reasonable judgement of the other party or its counsel, may be required or appropriate for inclusion in such Documents, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of such Documents. RTCI and SRKS each further agree to use its best efforts to have such Documents declared effective, if necessary, by the Commission as soon as may be practicable.

6.2 Warranties and Covenants of RTCI. RTCI represents and warrants to SRKS that the Documents, insofar as it contains information pertaining to RTCI, furnished by RTCI, for inclusion therein, will comply in all material respects with requirements of the Commission, and the applicable rules and regulations, and that such information will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or to make the statements therein not misleading. RTCI will promptly advise SRKS if at any time, prior to the Closing Date, it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Documents, in order to make the statements therein not misleading or to comply with applicable law.

6.3 Warranties and Covenants of SRKS . SRKS represent and warrant to RTCI that the Documents, insofar as it contains information pertaining to and furnished by SRKS , for inclusion therein, shall comply in all respects with the requirements of the Commission, and applicable rules and regulations, and that such information will contain no untrue statement of any fact will not omit to state any fact required to be stated therein or necessary to make the statements therein not misleading. SRKS will promptly advise RTCI if at any time prior to the Closing Date they shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Documents in order to make the statements therein not misleading or to comply with applicable law.

ARTICLE VII
CONDITIONS PRECEDENT TO SRKS 'S PERFORMANCE.

7.1 Conditions. SRKS 's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all conditions set forth in this Article VII. SRKS may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition constitute a waiver by SRKS of any other condition of any of SRKS 's other rights or remedies, at law or in equity, if RTCI shall be in default of any of their representations, warranties or covenants under this Agreement.

7.2 Accuracy of Representation. Except as otherwise permitted by this Agreement, all representations and warranties by RTCI and the RTCI Shareholders in this Agreement, or in any written statement that shall be delivered to SRKS by RTCI and RTCI Shareholders under this Agreement shall be true and accurate on as of the Closing Date, as though made at that time.

7.3 Performance. RTCI and the RTCI Shareholders shall have performed, satisfied, or complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

7.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against RTCI or the RTCI Shareholders on or before the Closing Date.

7.5  Directors of RTCI. Effective on the Closing, the number of Directors of RTCI shall be increased, if necessary, and the Board of Directors shall include Nick Palmer.

7.6 Officer's Certificate and the RTCI Shareholders Certificate. RTCI shall have delivered to SRKS a certificate, substantially in the form attached hereto as Exhibit 7.6, dated the Closing Date, and signed by the President of RTCI certifying that each of the conditions specified in Sections 7.1 through 7.5 have been fulfilled, and each of the RTCI Shareholders shall deliver a certificate to the same effect.

ARTICLE VIII
CONDITIONS PRECEDENT TO RTCI'S AND RTCI SHAREHOLDERS' PERFORMANCE

8.1 Conditions. RTCI's and the RTCI Shareholders’ obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all of the conditions set forth in this Article VIII. RTCI and the RTCI Shareholders may waive any or all of these conditions in whole or in part without prior notice; provided, however, that such waiver of a condition shall constitute a waiver by RTCI and the RTCI Shareholders of any other condition of or any of RTCI’s or the RTCI Shareholders’ rights or remedies at law or in equity, if SRKS shall be in default of any of its representations, warranties or covenants under this Agreement.

8.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by SRKS in this Agreement or in any written statement that shall be delivered to RTCI and/or the RTCI Shareholders by SRKS under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

8.3 Performance. SRKS shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

8.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against SRKS on or before the Closing Date.

8.5 Officer's Certificate. SRKS shall have delivered to RTCI and the RTCI Shareholders a certificate, dated the Closing Date, signed by the President of SRKS , certifying each of the conditions specified in Sections 8.1 through 8.5 have been fulfilled.

ARTICLE IX
CLOSING

9.1 Closing. The Closing (the "Closing") of this transaction shall be held at the offices of SiteWorks Inc , or such other place as shall be mutually agreed upon, on the fifth business day following the satisfaction of all of the conditions to closing as set forth in Articles VII and VIII hereof, or on such other date as shall be mutually agreed upon by the parties (the "Closing Date"). At the Closing:

(a) Each RTCI Shareholder shall present the certificate(s) and/or instrument(s) representing his/her RTCI Shares, being exchanged for SRKS Common Stock and such certificates, instruments, if applicable, will be duly endorsed and/or signed over to SRKS ; and

(b) Each RTCI Shareholder shall receive a certificate(s) representing the number of shares of SRKS Common Stock for which the RTCI Shares represents as stated in Schedule 4.1 hereof. It is understood and agreed that at the Closing it will be sufficient to satisfy this requirement by delivering to RTCI a copy of an appropriate instruction letter, addressed to the transfer agent, and

(c) The parties shall produce such other documents and certificates as required by Articles VII and VIII hereof.

ARTICLE X
MISCELLANEOUS

10.1 Captions and Headings. The Articles and paragraphs throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

10.2 No Oral Change. This Agreement and any provisions hereof, may not be waived, changed, modified or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

10.3 Non-Waiver. Except as otherwise expressly provided, no waiver of any covenant, condition or provision of this agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is; and (i) the failure of any party to insist on any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

10.4 Termination of Agreement. This Agreement may be terminated at any time before the Closing,
(a)	By mutual consent of the parties hereto;
(b)	By RTCI and SRKS (provided they are not in breach hereunder) if any of the conditions precedent set forth in Article VII hereof have not been met or waived in writing by SRKS prior to the Closing;
(c)
By RTCI and the RTCI Shareholders (provided they are not in breach hereunder) if any of the conditions precedent set forth in Article VIII hereof have not been met or waived in writing by RTCI and the RTCI Shareholders, prior to the Closing.

Unless the termination has been caused by the willful failure of SRKS , on one hand, or RTCI, and the RTCI Shareholders, on the other hand, as the case may be, to perform or satisfy any agreement, undertaking or condition to be performed or satisfied by it hereunder, SRKS shall have no further obligation or liability to RTCI and the RTCI Shareholders under this Agreement, and RTCI and the RTCI Shareholders shall have no further obligation or liability to SRKS under this Agreement.

10.5 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings. The terms of the letter of intent dated September 10, 2003, attached, are hereby incorporated by reference to the extent permitted by law and the regulatory authorities.

10.6 Choice of Law. The laws of the State of Florida shall govern this Agreement and its application.

10.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding upon each of the parties named in and who has signed this Agreement, immediately upon a majority of the common shareholders having signed a counterpart hereof. For the purposes hereof-facsimile signatures shall be deemed original and effective signatures.

10.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

RTCI Inc.
2534 N Miami Ave , Miami Florida 33127

Attn: C M Nurse, Chairman, CEO

Carl M Nurse/Steworks, Inc
2534 N Miami Ave
Miami, Florida 33127

With a copy to:

RTCI and the RTCI Shareholders:

RTCI Inc.

Att: C M Nurse , Chairman, CEO

10.9 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

10.10 Effect of Closing. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing of this Agreement.

10.11 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to the transaction described herein.

10.12 Brokers. The parties hereto represent and agree that no broker has brought about the aforementioned exchange for stock and no finder's fee has been paid or is payable by any party. Each of the parties hereto shall indemnify and hold the other harmless from and against any and all claims, losses, liabilities or expenses which may be asserted against it as a result of its dealings, arrangements or agreements with any such broker or person.

10.13 Announcements. SRKS and RTCI will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

10.14 Expenses. Each party will pay its own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.

10.15 Survival of Representations and Warranties. The representations, warrants and agreements of the parties set forth in this Agreement shall survive the Closing irrespective of any investigation made by or on behalf of any party.

10.16 Exhibits. As of the execution hereof, the parties hereto have provided each other with the Exhibits provided for herein above, including any items referenced therein or required to be attached thereto. Any material changes to the Exhibits shall be immediately disclosed to the other party prior to Closing.

10.17 Counsel. Each of the RTCI Shareholders and RTCI acknowledge that the law firm of ………………………… has only represented SRKS in connection with this Agreement and the transaction contemplated hereunder, and that each of the RTCI Shareholders and RTCI has been advised and has had the opportunity to retain Counsel of its own choosing and each has done so to the extent each has deemed necessary.

IN WITNESS WHEREOF, the undersigned have executed this as of the day and year first above written.

Real Time Cars Inc.	SiteWorks , Inc

_______________	______________
By: ss C M Nurse	By:ss Carl M Nurse
Chairman, CEO	Chairman, CEO
Majority Shareholder	Majority Shareholder

RTCI , Inc.